ASSETMARK FUNDS
ASSETMARK CORE PLUS FIXED INCOME FUND
REGISTRATION # 811-10267
ATTACHMENT 77 0

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	SELLING UNDERWRITER	LIST OF UNDERWRITERS
04/29/09	Florida Gas Transmission	650,000	600,000,000	Bank of America
BOA Securities, Calyon New York, Goldman Sachs, JPMorgan Chase & Co., Barclays Capital, Mitsubishi UFJ Securities, RBC Capital Markets, SunTrust Robinson Humphrey, Wachovia Securities, Williams Capital Group

06/18/09	Capital One Bank	600,000	1,500,000,000	Smith Barney	Barclays Capital, Citigroup Inc., Goldman Sachs, Wachovia Securities, BOA Securities LLC, Keefe Bruyette & Woods, Morgan Stanley, RBC Dominion Securities
09/09/09	Agilent Technologies	850,000	500,000,000	Credit Suisse	Barclays Capital, CGMI, Credit Suisse, BNP Paribas Securities, Goldman Sachs, Standard Charter Bank, Utendahl Capital Markets